EXHIBIT 15
Independent Registered Public Accounting Firm's Acknowledgment Letter
The Shareholders and Board of Directors of
State Street Corporation
We are aware of the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-179875, 333-157882 and 333-155672, and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696, 333-160171 and 333-183656) of our report dated May 9, 2014 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended March 31, 2014.
Under Rule 436(c) of the 1933 Act, our report is not part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 9, 2014